Exhibit (e)(13)

PANHANDLE OIL AND GAS INC.

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

As Amended and Restated as of October 1, 2008

ARTICLE I

INTRODUCTION

The Deferred Compensation Plan for Non-Employee Directors sponsored by Panhandle Oil and Gas Inc. (formerly known as Panhandle Royalty Company, the "Company") for the benefit of its Directors is hereby amended and restated as of October 1, 2008, with reference to the following circumstances:

WHEREAS, by the terms of Section 7.1, the Plan may be amended by the Company in whole or in part at any time, so long as any such amendment does not divest any Participant of Shares previously credited to Participant's Stock Deferred Fee Account;

WHEREAS, in order to make certain changes designed to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 as amended (the "Code"), the Panhandle Royalty Company Deferred Compensation Plan for Non-Employee Directors originally established effective November 1, 1994, was amended and restated effective as of January 1, 2005, and was further amended by that certain First Amendment dated October 19, 2005;

WHEREAS, in IRS Notice 2007-86, the Internal Revenue Service ("IRS") issued additional 2008 transition relief under Code Section 409A, which provides that, with respect to amounts subject to Code Section 409A, a plan may provide, or be amended to provide, for new payment elections on or before December 31, 2008, with respect to both the time and form of payment of such amounts and the election and amendment will not be treated as a change in the time or form of payment under Code Section 409A(a)(4) or an acceleration of a payment under Code Section 409A(a)(3), provided that the plan is so amended and elections are made on or before December 31, 2008, and provided further that, with respect to an election or amendment to change a time and form of payment made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008;

WHEREAS, it is desirable to amend the Plan on or before December 31, 2008, as permitted by the IRS 2008 transition relief under Code Section 409A, to permit Participants to elect installment payments and to permit Directors to submit new payment elections on or before December 31, 2008;

WHEREAS, the Company now desires to amend and restate the Panhandle Royalty Company Deferred Compensation Plan for Non-Employee Directors, to rename the Plan the "Panhandle Oil and Gas Inc. Deferred Compensation Plan for Non-Employee Directors," and to make certain additional changes designed to comply with the requirements of Code Section 409A, the Section 409A IRS regulations and IRS transition relief under Code Section 409A (as so amended and restated, the "Plan").

ARTICLE II

DEFINITIONS

2.1    Definitions. When used in this document, the following words and phrases shall have the meanings assigned to them unless the context clearly indicates otherwise.

(a)    “Board of Directors” shall refer to the Board of Directors of the Company.

(b)     “Change in Control” of the Company shall occur if at any time any of the following events shall occur:

(i) a change in the ownership of the Company as defined under Code Section 409A and Treas. Reg. § 1.409A-3(i)(5)(v);

(ii) a change in the effective control of the Company as defined under Code Section 409A and Treas. Reg. § 1.409A-3(i)(5)(vi);

(iii) a change in the ownership of a substantial portion of the Company’s assets as defined under Code Section 409A and Treas. Reg. § 1.409A-3(i)(5)(vii).

(c)    “Committee” refers to the Compensation Committee of the Board of Directors.

(d)    “Company” refers to Panhandle Oil and Gas Inc., an Oklahoma corporation.

(e)    “Director” refers to a member of the Board of Directors who is not an employee of Company or any of its subsidiaries.

(f)    “Director's Fees” refers to compensation to be paid to a Director for an annual retainer, if any, and for attending Board of Directors meetings and Committee meetings. This term does not include any other expense reimbursement or fees to be paid to a Director, including but not limited to, travel reimbursement and seminar fees.

(g)     “Fair Market Value” of the shares of the Company's common stock means, if the principal market for the shares is the over-the-counter market, the last reported trade price as reported on the NASDAQ composite tape, or if the shares are traded on a national securities exchange, the closing price of the shares on such national securities exchange on the day on which such value is to be determined or, if no shares were traded on such day, on the next preceding day on which shares were traded, as reported by National Quotation Bureau, Inc. or other national quotation service.

(h)     “Financial Hardship” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as defined in Treas. Reg. § 1.409A-3(i)(3).

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(i)    “Participant” refers to any Director who has executed and delivered to Company a written election to defer Director's Fees under the Plan. The term also includes any Director who has revoked his or her election to defer Director's Fees or has elected not to defer for any years and for which a Stock Deferred Fee Account exists with respect to such Director.

(j)    “Plan” refers to the Panhandle Oil and Gas Inc. Deferred Compensation Plan for Non-Employee Directors as set forth herein, and as amended from time to time.

(k)    “Shares” refers to phantom shares of Company's Class A Common Stock, par value $ .0166 par value per share.

(l)    “Stock Deferred Fee Account” means an account established by Company in the name of each Participant, to which Company shall credit with Shares for any Director's Fees that are deferred under the Plan and any additional Shares credited by Company under Article IV of the Plan and from which Company shall debit payments made under Article VI of the Plan.

ARTICLE III

DEFERRAL OF DIRECTOR'S FEES

3.1    Election to Defer Director's Fees. Any Director receiving Director's Fees may elect in writing to defer, in accordance with the Plan, any and all Director's Fees otherwise payable to the Participant. The deferral election must specify the portion of Director's Fees to be deferred and must set forth the form of distribution of such amounts deferred. This election must be made by completing and signing the Non-Employee Director's Deferral Election Form attached hereto, and delivering such form to the Secretary of Company, prior to the beginning of the calendar year in which such Director’s Fees would otherwise be payable. At such time as a deferral election is made by a Participant, such deferral election will continue in force and effect until changed or terminated for future years in accordance with this Plan. A Participant may revoke or alter a deferral election, as to amounts deferred and/or the form of distribution of such amounts deferred, with regard to Director's Fees to be earned in future years; provided, however, that on December 31 of each year such deferral election shall be irrevocable with regard to Director's Fees to be earned in the following year, pursuant to Treas. Reg. §1.409A-2(a)(1); and provided, further that a Participant shall be permitted to change the form of distribution for amounts deferred under this Plan prior to January 1, 2009, in accordance with Section 6.2 of this Plan and Internal Revenue Service Notice 2007-86. A Participant who does not elect a form of distribution on his Non-Employee Director's Deferral Election Form shall be deemed to have elected to have his benefits under this Plan distributed in single lump sum. If a Participant becomes eligible to participate in this Plan after the beginning of the calendar year, he or she shall have 30 days following such initial eligibility in which to make a deferral election.

ARTICLE IV

CREDITS TO STOCK DEFERRED FEE ACCOUNTS

4.1    Deferred Director's Fees Credit. Upon the date of each meeting for which Director's Fees are to be paid by Company to Directors, and on the date any annual retainer fee shall be payable to Directors, Company shall credit Participant's Stock Deferred Fee Account with a number of Shares which is the quotient of (i) the amount of deferred Director's Fees to be credited to the Stock Deferred Fee Account, divided by (ii) the Fair Market Value of Company's common stock on the date of the meeting giving rise to the payment of such Director's Fees or on the date any annual retainer fee shall be payable to Directors.

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4.2    Cash Dividend Credits. Additional Shares shall be credited to each Participant's Stock Deferred Fee Account, as of each payment date, for dividends on Company's common stock. The number of additional Shares credited pursuant to this Section 4.2 shall be the quotient of (i) the product of the number of Shares credited to the Participant's Stock Deferred Fee Account on the dividend record date for such dividend declaration and the dividend per share on Company's common stock, divided by (ii) the Fair Market Value of Company's common stock on the dividend payment date.

4.3    Stock Dividend Credits. Additional credits shall be made to a Participant's Stock Deferred Fee Account of the number of Shares equal to the number of shares of Company's common stock which the Participant would have received as stock dividends had the Participant been the owner of such common stock on the record dates for the payment of such stock dividends.

4.4    Anti-Dilution Adjustments. If, as a result of a recapitalization of Company, including a stock split, the Company's outstanding shares of common stock shall be changed into a greater or smaller number of shares, the Shares credited to a Participant's Stock Deferred Fee Account shall be appropriately adjusted on the same basis.

ARTICLE V

INTEREST

5.1    No Interest. There shall be no interest paid on the Stock Deferred Fee Accounts.

ARTICLE VI

DISTRIBUTION OF DEFERRED FEES

6.1    Distribution Events. A Participant shall be entitled to distribution of amounts deferred under this Plan on account of any of the following events (a "Distribution Event"): (a) mandatory retirement of a Director; (b) termination of Director for any reason; (c) death of Director; (d) pursuant to Section 6.3, upon a Change in Control of Company; or (e) pursuant to Section 6.5, upon an unforeseen emergency as may be necessary to alleviate a Financial Hardship.

6.2    Distribution in Common Stock of Company; Distribution Elections. Pursuant to Code Section 409A(a)(2) and Treas. Reg. §1.409A-3, this Plan provides for distribution of amounts deferred only on account of a Distribution Event in single lump sum or pursuant to a fixed schedule of up to 10 annual installments; provided, however, that distributions will be made in lump sum upon the occurrence of a Change in Control as provided in Section 6.3; and provided further, that upon an unforeseen emergency, distributions necessary to alleviate a Financial Hardship will be made in lump sum pursuant to Section 6.5. Upon the occurrence of a Distribution Event (other than a Change in Control or Financial Hardship), amounts deferred under this Plan will be distributed in lump sum or in annual installments, as elected by the Participant on his Non-Employee Director's Deferral Election Form(s) applicable to such amounts deferred, by conversion of Shares held in the Participant's Stock Deferred Fee Account to common stock of Company. Upon conversion of Shares, the Company shall deliver to the Participant certificates evidencing such common stock. Cash will be issued to the Participant upon conversion for any fractional Shares existing in the Participant's Stock Deferred Fee Account on the distribution date. A Participant shall elect the form of distribution (i.e., lump sum or installments) of the amounts to be deferred during each calendar year on the Non-Employee Director's Deferral Election Form pursuant to Section 3.1, which shall become irrevocable as provided in Section 3.1; provided, however, that pursuant to Internal Revenue Service Notice 2007-86, a Participant shall be permitted to change the form of distribution for amounts deferred under this Plan prior to January 1, 2009 ("pre-2009 deferrals"), by submission to the Plan Administrator on or before December 31, 2008 of the Non-Employee Director's Distribution Election Applicable to All Amounts Deferred Prior to January 1, 2009 (in the form attached hereto); and provided, further that, with respect to such an election made on or after January 1, 2008 and on or before December 31, 2008 to change the form of distribution for pre-2009 deferrals, the election may apply only to amounts that would not otherwise be distributable in 2008 and may not cause an amount to be distributed in 2008 that would not otherwise be distributable in 2008. With respect to amounts deferred for which the Participant elects to receive his distribution in a single lump sum, all of the Shares in his Stock Deferred Fee Account will be converted to common stock of the Company within 15 days of the date of his Distribution Event; provided, however, that for distributions on account of death, his Shares will be converted within 30 days of the date of death. With respect to amounts deferred for which the Participant elects to receive his distribution in installments, he may elect to receive his distribution in up to 10 annual installments with the first such installment to be made within 15 days of the date of his Distribution Event (within 30 days in the event of death). The whole number of shares of common stock in the first such installment distribution shall be a fraction of the number of Shares in the Participant’s Stock Deferred Fee Account as of the last day of the month preceding such payment, the numerator of which is one and the denominator of which is the total number of installments elected. The whole number of shares of common stock in each such subsequent installment distribution shall be a fraction of the Shares in the Participant’s Stock Deferred Fee Account as of the last day of the month preceding each such subsequent installment distribution, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

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6.3    Lump Sum Distributions upon Change in Control. Upon the occurrence of a Change in Control of the Company, all of the Shares in each Participant's Stock Deferred Fee Account on the date of such Change in Control will be converted to common stock of the Company at the closing of such Change in Control. Distribution shall be made in a single lump sum at the closing of such Change in Control by delivery to the Participant of certificates evidencing such common stock of the Company; provided, however, that in the event the common stock of the Company is purchased for cash and/or exchanged for other stock or property in a Change in Control, distribution shall be made in a single lump sum at the closing of such Change in Control by delivery to the Participant of cash and/or stock or property exchanged in the Change in Control on an equivalent basis with other common stock of the Company, so that the Participant shall be entitled upon the occurrence of a Change in Control to receive the same number and kind of stock, securities, cash, property or other consideration that the Participant would have received in connection with the Change in Control if the Shares in the Participant's Stock Deferred Fee Account had been converted to common stock of the Company immediately prior to such Change in Control. Distribution will be made in lump sum upon a Change in Control to all Participants with Shares remaining in a Stock Deferred Fee Account, including any Participants who have commenced, but not completed, installment distributions under the Plan. Cash will be issued to each Participant upon conversion for any fractional Shares existing in the Participant's Stock Deferred Fee Account on the distribution date.

6.4    Survivor Benefit. If a Participant dies before becoming entitled to benefits under this Article, or prior to receiving complete distribution of benefits, the beneficiary or beneficiaries designated by such Participant in writing to the Secretary of the Company (or if no beneficiary has been so designated, the estate of such Participant) shall be entitled to receive the amount credited to the Participant's Stock Deferred Fee Account as of the date of death. Distribution of any amount under this Section shall be by conversion to common stock of the Company in accordance with the distribution method(s) elected by the Participant.

6.5    Unforeseen Emergency. If a majority of the whole Board of Directors (excluding the Participant) determines a Financial Hardship exists with respect to a Participant, Shares held in such Participant’s Stock Deferred Fee Account may be converted into shares of common stock of the Company as necessary to alleviate the Financial Hardship. Any Financial Hardship distribution authorized herein shall be made by the Company delivering to such Participant certificates evidencing such common stock. The Fair Market Value of the common stock distributed with respect to such Financial Hardship shall in no event exceed the amount necessary to satisfy such Financial Hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under this Plan. No fractional shares of common stock will be issued in a Financial Hardship distribution.

6.6    Specified Employees. Notwithstanding any provision of this Plan to the contrary, so long as the stock of the Company is publicly traded on an established securities market, if a Participant who is a Specified Employee (as defined in Code Section 409A) at the time he or she retires or is terminated as a director of the Company, distributions under this Plan on account of such retirement or termination shall not commence before the date which is six months following the date of such retirement or termination or, if earlier, the death of the Participant. If distributions to any such Specified Employee on account of retirement or termination are to be paid in a lump sum, such lump sum payment shall be distributed in the seventh month after the date of retirement or termination. If distributions to any such Specified Employee on account of retirement or termination are to be paid in installments and the first installment is payable during this six-month period, such installment shall be distributed in the seventh month after the date of such retirement or termination.

ARTICLE VII

ADMINISTRATION OF THE PLAN

7.1    Amendment of Plan. A majority of the whole Board of Directors may amend the Plan at any annual or special meeting; provided however, that no amendment shall divest any Participant of Shares previously credited to Participant's Stock Deferred Fee Account.

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7.2    Termination of Plan. A majority of the whole Board of Directors may terminate the Plan at any annual or special meeting of the Board, provided however, that the termination of the Plan shall not divest any Participant of Shares previously credited to Participant's Stock Deferred Fee Account. Upon termination of the Plan, distributions to Participants shall be made in accordance with the provisions of Article VI on account of an event giving rise to the right to conversion in Article VI.

7.3    Voting Rights. Shares held in Stock Deferred Fee Accounts shall have no voting rights until actual stock certificates are issued under the Plan's conversion method as set forth in Article VI.

7.4    Participant's Rights Unsecured. The right of any Participant to receive a distribution under Article VI shall be an unsecured claim against the general assets of Company and shall be subject to the claims of the general creditors of the Company. No Participant shall have any rights in or against any shares of stock of Company or against any dividends thereon by virtue of any Shares credited to a Participant's Stock Deferred Fee Account or any other provision of this Plan.

7.5    No Funding Obligation; Authorization for Establishment of Trust. The obligation of Company under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future and any payments under the Plan shall be made from the general assets of Company. The Company may in its discretion set aside assets to discharge all or a portion of its obligations under the Plan but all such assets shall remain subject to the claims of the Company's general creditors as provided in Section 7.4. For the convenience and benefit of the Company and to the extent not inconsistent with the foregoing, the Company may establish one or more irrevocable trusts to hold assets to meet its obligations under the Plan to Participants, but subject to the claims of general creditors of the Company upon the Company’s bankruptcy or insolvency. The property comprising the assets of any trust established under this Section 7.5 shall, at all times, remain the property of the trust. The trustee shall distribute the assets comprising the trust in accordance with the provisions of the Plan and trust as instructed by the Committee, but in no event shall the trustee distribute the assets of the trust to or for the benefit of the Company, except as provided in the trust in the case of insolvency or bankruptcy of the Company or after satisfaction of all the Company’s obligations under the Plan to the Participants.

7.6    Accounting. The Secretary of Company shall maintain the records of the Plan. The Secretary shall annually provide a statement to each Participant of the standing of his account. The Secretary shall determine the Fair Market Value of the Shares for recording on the books of Company and shall maintain in the Plan files documentation evidencing such Fair Market Value.

7.7    No Right of Assignment. No Participant shall have the right to assign, pledge, sell, transfer, or otherwise dispose of any undistributed Shares credited to Participant's

Stock Deferred Fee Account, nor shall Participant's interest therein be subject to garnishment, attachment, transfer by operation of law, or any legal process, other than by will or the laws of descent and distribution.

7.8    Governing Law. The validity, construction, performance and effect of the Plan shall be governed by the laws of the State of Oklahoma.

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7.9    Internal Revenue Code Section 409A. Following the occurrence of an event described in Section 4.4, no action shall be taken under the Plan that will cause any Stock Deferred Fee Account to fail to comply in any respect with Section 409A of the Code without the written consent of the participant. Any adjustments to Shares made pursuant to Section 4.4 shall be made (a) in compliance with the requirements of Section 409A of the Code and (b) in such a manner as to ensure that after such adjustment, the benefits paid under this Plan comply with the requirements of Section 409A of the Code.

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PANHANDLE OIL AND GAS INC.

Non-Employee Director’s Deferral Election Form

The completed and signed election form must be delivered to the Secretary of Company prior to the beginning of the calendar year in which such Director’s Fees would otherwise be payable. At such time as a deferral election is made by a Director, such deferral election will continue in force and effect until changed or terminated in accordance with the Plan.

Deferral Election:

Pursuant to Section 3.1 of the Panhandle Oil and Gas Inc. Deferred Compensation Plan for Non-Employee Directors, as amended and restated October 1, 2008, the undersigned hereby elects to defer a portion of the director’s fees to be paid to me by Panhandle Oil and Gas Inc. on or after January 1, ______, (deferral election must be made no later than December 31 of the preceding year), as set forth below (deferrals must be in whole percentages up to 100%).

Percentage Deferral of Annual Retainer	___________%

Percentage Deferral of Board Meeting Fees	___________%

Percentage Deferral of Committee Meeting Fees	___________%

Distribution Election:

Select distribution method to apply to amounts deferred listed above to be distributed on account of a Distribution Event (other than Change in Control or Financial Hardship, in such events distribution is by lump sum only):

_________ Lump Sum

_________ Annual installments up to 10 years

(# of years)

Date:
Signature of Director

Print or type name

Received by Panhandle Oil and Gas Inc. this ___ day of _________, ____.

By:
Title:

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PANHANDLE OIL AND GAS INC.

Non-Employee Director’s Distribution Election Form
Applicable to All Amounts Deferred Prior to January 1, 2009

Select distribution method to apply to all amounts deferred prior to January 1, 2009 to be distributed on account of a Distribution Event (other than Change in Control or Financial Hardship, in such events distribution is by lump sum only):

_________ Lump Sum

_________ Annual Installments up to 10 years

(# of years)

Date:
Signature of Director

Print or type name

Received by Panhandle Oil and Gas Inc. this ___ day of _________, ____.

By:
Title:

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PANHANDLE OIL AND GAS INC.
DEFERRED COMPENSATION PLAN FOR NON EMPLOYEE DIRECTORS

BENEFICIARY DESIGNATION

I hereby designate the following persons and entities as primary and secondary beneficiaries of my benefits payable by reason of my death under the Panhandle Oil and Gas Inc. Deferred Compensation Plan for Non-Employee Directors:

Primary Beneficiary

Name	Address	Relationship

Secondary (Contingent) Beneficiary

Name	Address	Relationship

THE RIGHT TO REVOKE OR CHANGE ANY BENEFICIARY DESIGNATION IS HEREBY RESERVED. ALL PRIOR DESIGNATIONS (IF ANY) OF BENEFICIARIES AND SECONDARY BENEFICIARIES ARE HEREBY REVOKED.

Panhandle Oil and Gas Inc. shall make any distributions payable by reason of my death under the Deferred Compensation Plan for Non-Employee Directors to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary Beneficiary, and if no named beneficiary survives me, then Panhandle Oil and Gas Inc. shall make such distributions payable to the personal representative(s) of my estate. In the event that a named beneficiary survives me and dies prior to receiving the entire distributions payable, then and in that event, the remaining unpaid distributions, payable according to the terms of the Deferred Compensation Plan for Non-Employee Directors, shall be payable to the personal representatives of the estate of said deceased beneficiary, who survived me, but died prior to receiving the total benefit.

Date:
Signature of Director

Print or type name

Received by Panhandle Oil and Gas Inc. this ___ day of _________, ____.

By:
Title:

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